EXHIBIT 10.37
                          AMENDED AND RESTATED GENERAL
                          LOAN AND SECURITY AGREEMENT

                                    BETWEEN

                          FOOTHILL CAPITAL CORPORATION

                                      AND

                             INTELOGIC TRACE, INC.

                               TABLE OF CONTENTS
                                                                PAGE
 1. DEFINITIONS AND CONSTRUCTION.................................  2
    1.1  Definitions.............................................  2
    1.2  Accounting Terms........................................  8
    1.3  Code....................................................  8
    1.4  Construction............................................  8
    1.5  Schedules and Exhibits..................................  9

 2. LOAN AND TERMS OF PAYMENT....................................  9
    2.1  Revolving Advances......................................  9
    2.2  Overadvances............................................ 10
    2.3  Interest: Rates, Payments, and Calculations............. 10
         (a) Interest Rate....................................... 10
         (b) Default Rate........................................ 10
         (c) Alternative Interest Rate........................... 10
         (d) Interest Savings.................................... 11
         (e) Payments............................................ 11
         (f) Computation......................................... 12
    2.4  Crediting Payments...................................... 12
    2.5  Statements of Obligations............................... 12
    2.6  Fees.................................................... 12
         (a) Closing Fee......................................... 12
         (b) Unused Line Fee..................................... 13
         (c) Financial Examination, Documentation and
               Appraisal Fees.................................... 13

 3. CONDITIONS TO EFFECTIVENESS; TERM OF AGREEMENT............... 13
    3.1  Conditions Precedent to Initial Advance................. 13
    3.2  Term.................................................... 14
    3.3  Effect of Termination................................... 14
    3.4  Early Termination by Borrower........................... 14

 4. CREATION OF SECURITY INTEREST................................ 14
    4.1  Grant of Security Interest.............................. 14
    4.2  Negotiable Collateral................................... 14
    4.3  Collection of Accounts, General Intangibles,
           Negotiable Collateral................................. 14
    4.4  Delivery of Additional Documentation Required........... 14
    4.5  Power of Attorney....................................... 15
    4.6  Right to Inspect........................................ 15

 5. REPRESENTATIONS AND WARRANTIES............................... 15
    5.1  No Prior Encumbrances................................... 16
    5.2  Eligible Accounts....................................... 16
    5.3  Location of Inventory and Equipment..................... 16
    5.4  Location of Chief Executive Office...................... 16

                                       i

    5.5  Due Organization and Qualification...................... 16
    5.6  Due Authorization; No Conflict.......................... 16
    5.7  Litigation.............................................. 16
    5.8  No Material Adverse Change in Financial Condition....... 17
    5.9  Solvency................................................ 17
    5.10 ERISA................................................... 17
    5.11 Environmental Condition................................. 17
    5.12 Patents, Copyrights and Trademarks...................... 18
    5.13 Reliance by Foothill; Cumulative........................ 18
    5.14 Prior Agreements........................................ 18
    5.15 Bankruptcy Matters...................................... 18

 6. AFFIRMATIVE COVENANTS........................................ 18
    6.1  Accounting System....................................... 18
    6.2  Collateral Reports...................................... 18
    6.3  Schedules of Accounts................................... 19
    6.4  Financial Statements, Reports, Certificates............. 19
    6.5  Tax Returns............................................. 20
    6.6  Returns and Allowances.................................. 20
    6.7  Maintenance of Equipment................................ 20
    6.8  Taxes................................................... 20
    6.9  Insurance............................................... 20
    6.10 Foothill Expenses....................................... 21
    6.11 Financial Covenants..................................... 21
         (a) Current Ratio....................................... 21
         (b) Tangible Net Worth.................................. 21
         (c) EBITDA.............................................. 21
    6.12 No Setoffs or Counterclaims............................. 21

 7. NEGATIVE COVENANTS........................................... 21
    7.1  Indebtedness............................................ 21
    7.2  Liens................................................... 22
    7.3  Restrictions on Fundamental Changes..................... 22
    7.4  Extraordinary Transactions and Disposal of Assets....... 22
    7.5  Change Name............................................. 22
    7.6  Merge, Acquire.......................................... 22
    7.7  Guarantee............................................... 23
    7.8  Restructure............................................. 23
    7.9  Prepayments............................................. 23
    7.11 Capital Expenditures.................................... 23
    7.12 Distributions........................................... 23

                                       ii

    7.13 Accounting Methods...................................... 23
    7.14 Investments............................................. 23
    7.15 Transactions with Affiliates............................ 23
    7.16 Suspension.............................................. 24
    7.17 Compensation............................................ 24

 8. EVENTS OF DEFAULT............................................ 24

 9. FOOTHILL'S RIGHTS AND REMEDIES............................... 26
    9.1  Rights and Remedies..................................... 26
    9.2  Remedies Cumulative..................................... 27

10. TAXES AND EXPENSES REGARDING THE COLLATERAL.................. 28

11. WAIVERS; INDEMNIFICATION..................................... 28
    11.1 Demand; Protest; etc.................................... 28
    11.2 Foothill's Liability for Inventory or Equipment......... 28
    11.3 Indemnification......................................... 28

12. NOTICES...................................................... 28

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER................... 29

14. DESTRUCTION OF BORROWER'S DOCUMENTS.......................... 30

15. GENERAL PROVISIONS........................................... 30
    15.1 Effectiveness........................................... 30
    15.2 Successors and Assigns.................................. 30
    15.3 Section Headings........................................ 30
    15.4 Interpretation.......................................... 31
    15.5 Severability of Provisions.............................. 31
    15.6 Amendments in Writing................................... 31
    15.7 Counterparts............................................ 31
    15.8 Revival and Reinstatement of Obligations................ 31
    15.9 Integration............................................. 31

                                      iii

                               TABLE OF SCHEDULES


Schedule 5.4      Location of Inventory and Equipment

Schedule 5.7      Pending Litigation

Schedule 5.10     ERISA Violations

Schedule 5.12     Borrower's Patents, Trademarks and Copyrights

Schedule 6.2      Form of Certificate Re: Adjusted Service Value


                                       iv

            AMENDED AND RESTATED GENERAL LOAN AND SECURITY AGREEMENT


               This AMENDED AND RESTATED GENERAL LOAN AND SECURITY AGREEMENT, is entered into as of December 8, 1994 between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and Intelogic Trace, Inc., a New York corporation ("Borrower"), with its chief executive office located at Turtle Creek Towers I, 8415 Datapoint Drive, San Antonio, Texas 78229-8480, with reference to the following facts:

               A. Foothill and Borrower have previously entered into a General Loan and Security Agreement dated as of June 20, 1991, together with other written agreements and amendments thereto (collectively, the "GLSA"), the terms and obligations of which are reaffirmed.

               B. On August 5, 1994, Borrower filed a petition for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court, Western District of Texas, San Antonio Division commencing Case No. 94-52172C (the "Case").

               C. During the Case, Foothill continued to provide certain financing to Borrower pursuant to the GLSA as modified by and pursuant to various pleadings filed and orders entered in connection with the Case (collectively, the "DIP Loan").

               D. On December 8, 1994, Borrower reorganized pursuant to that certain Modified First Amended Chapter 11 Plan of Intelogic Trace, Inc. dated October 12, 1994 and filed in the Case (the "Reorganization Plan"), and the Final Order entered on November 28, 1994 (the "Order") confirming the Plan filed and entered in connection with Case. Pursuant to the Reorganization Plan and Order, all assets and property of Borrower which were subject to the Case will vest in and transfer to Borrower upon entry of the Order.

               E. Foothill and Borrower wish to restate their respective agreements and obligations under the GLSA and the orders entered in connection with the DIP Loan as provided in this Agreement.

               F. As of November 30, 1994, Borrower was indebted to Foothill in the amount of Six Million Nine Hundred Ninety-One Thousand One Hundred Forty-Three and 64/100 Dollars ($6,991,143.64) (the "Existing Obligations").


               The parties agree that the following shall constitute the entire agreement between them which shall restate the existing agreements between them:

                                       1

1.             DEFINITIONS AND CONSTRUCTION

               1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

               "ACCOUNT DEBTOR" means any person who is or who may become obligated under, with respect to, or on account of an Account.

               "ACCOUNTS" means any "account," as such term is defined in section 9-106 of the Code and, in any event, shall include, without limitation, all accounts receivable, book debts, service contracts and other forms of obligations (other than forms of obligations evidenced by "chattel paper", "documents" or "instruments", as those terms are defined under the Code) including, without limitation, under any trade names, styles or divisions thereof, whether arising out of goods sold or services performed by Borrower or from any other transaction, whether or not the same involves the sale of goods or the performance of services by Borrower (including, without limitation, any such obligation that might be characterized as an account or contract right under the Code) and all of Borrower's rights in, to and under all purchase orders or receipts for goods or services, and all of Borrower's rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all moneys due or to become due to Borrower under all contracts for the sale of goods or the performance of services or both by Borrower (whether or not yet earned by performance on the part of Borrower or in connection with any other transaction) including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing.

               "ADJUSTED SERVICE VALUE" means fifteen percent (15%) of Borrower's annualized field contract and time and materials service maintenance revenues, net of deferred revenues, measured on a monthly basis, consistently applied. The calculation of annualized field service maintenance revenues shall be determined by multiplying the field service maintenance revenues for the immediately preceding three (3) months by four (4).

               "AGREEMENT" means this Amended and Restated General Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Amended and Restated General Loan and Security Agreement.

               "AUTHORIZED OFFICER" means any officer of Borrower.

               "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information relating to Borrower's business operations or financial condition, and the equipment containing such information.
                                       2

               "BORROWING BASE" has the meaning set forth in Section 2.1, but in no event shall the Borrowing Base exceed the Maximum Amount.

               "BUSINESS DAY" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

               "CHANGE OF CONTROL" shall be deemed to have occurred at such times as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d- 3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of more than twenty percent (20%) (or such other percentage as Foothill may consent to in writing) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in elections of directors, except as the same shall occur pursuant to the terms of Borrower's Reorganization Plan and Order.

               "CLOSING DATE" means the date of this Agreement.

               "CODE" means the California Uniform Commercial Code.

               "COLLATERAL" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, Deposit Accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

               "CURRENT RATIO" means Borrower's current assets divided by Borrower's current liabilities (each determined in accordance with GAAP.

               "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

               "EBITDA" means for any period, Borrower's net income before the deduction of interest expense, provision for taxes with respect to such period, depreciation and amortization expense (each determined in accordance with GAAP).

               "ELIGIBLE ACCOUNTS" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill as set forth in the Loan Documents, and that are and at all times shall continue to be reasonably acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's commercially reasonable judgment. Eligible Accounts shall not include the following:

                                       3

               (a) Accounts which the Account Debtor has failed to pay within sixty (60) days of due date;

               (b) Accounts with selling terms of more than sixty (60) days;

               (c) Accounts with respect to which the Account Debtor is an officer, employee, affiliate, or agent of Borrower;

               (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (e) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Foothill, or (2) supported by one or more letters of credit that are assignable and have been delivered to Foothill in an amount and of a tenor, and issued by a financial institution, acceptable to Foothill;

               (f) With the exception of Accounts owing to Borrower by Datapoint Corporation, Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower;

               (g) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

               (h) Accounts with respect to an Account Debtor whose total obligations to Borrower exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations of such Account Debtor in excess of such percentage;

               (i) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (j) Accounts the collection of which Foothill believes to be doubtful by reason of the Account Debtor's financial condition; and

               (k) Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its accounts owed to Borrower within sixty (60) days of the date of the applicable invoices (within the applicable time period set forth in subparagraph (a) above).

               "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods or farm products), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.
                                       4

               "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

               "EVENT OF DEFAULT" has the meaning set forth in Section 8.

               "FIDELITY" means Fidelity Capital & Income Fund, a Massachusetts business trust.

               "FIELD SUPPORT SPARES" means any and all spare parts, components, top assemblies, subassemblies and similar items used by Borrower to maintain or repair customer equipment.

               "FOOTHILL EXPENSES" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, whether or not a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys' fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys' fees and expenses incurred in connection with a "workout", a "restructuring", or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, whether or not suit is brought.

               "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

               "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rates, tax refunds, and tax refund claims) other than goods and Accounts, and Borrower's Books relating to any of the foregoing.

               "INDEBTEDNESS" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any asset owned by Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other person.

               "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including general assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

               "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement among Foothill, Fidelity and Borrower of even date herewith.

               "INVENTORY" means all present and future inventory in which Borrower has any interest, including Field Support Spares, goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above and Borrower's Books relating to any of the foregoing.

               "INTERCREDITOR AGREEMENT" shall mean that certain Intercreditor Agreement dated as of the date hereof, between Foothill, Fidelity and Borrower.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "JUDICIAL OFFICER OR ASSIGNEE" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors, or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.

               "LOAN DOCUMENTS" means, collectively, this Agreement, any note or notes executed by Borrower to the order of Foothill, the Intercreditor Agreement, and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancing, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

               "MAXIMUM AMOUNT" means the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) until June 30, 1995, which shall be reduced by One Hundred Thousand Dollars ($100,000) on the first day of each month thereafter commencing with July 1, 1995 through December 1, 1995, at which time such amount shall be and remain at Three Million Nine Hundred Thousand Dollars ($3,900,000).

               "MAXIMUM RATE" means the maximum rate of interest permitted by applicable law as the same exists from day to day during the term of this Agreement, including, to the extent that Texas law may apply to the rights of the parties hereunder notwithstanding the choice of California law contained in
Section 13 hereof (and without any intent of the parties to diminish or negate the intent or effect of the provisions of Section 13 hereof), the greatest of either (i) the "indicated rate ceiling" as defined in Article 1.04, Title 79, Revised Civil Statutes of Texas (the "Act") with said indicated rate ceiling being adjusted weekly as when permitted under the Act, (ii) the "annual ceiling" or the "quarterly ceiling" from time to time in effect as referred to and defined in the Act, upon the giving of notice by Foothill of its election to utilize the "annual ceiling" or the "quarterly ceiling" to the extent permitted by the Act and with the effect provided in Section (h)(1) of the Act, (iii) the rate permitted by any federal law if such federal law applies or may be applied to this transaction and when and for so long as the rate permitted thereunder is greater than that permitted under clause (i) or clause (ii) hereof, or (iv) the maximum rate permitted by applicable law when and as such law changes to permit a greater maximum rate than that stated in clauses (i), (ii) or (iii) above.

               "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

               "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, documents, leases, chattel paper, and Borrower's Books relating to any of the foregoing.

               "OBLIGATIONS" means all Obligations under the GLSA, all obligations and indebtedness under the DIP Loan, the Existing Obligations, all claims and administrative claims by Foothill in connection with the Case, all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the United States Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between Foothill and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

               "OVERADVANCE" has the meaning set forth in Section 2.1(a).

               "PBGC" means the Pension Benefit Guarantee Corporation.

               "PCS ESCROW AGREEMENT" shall mean that certain escrow agreement by and between Borrower and PC Service Source, Inc. concerning the sale of Borrower's Inventory and referred to in the Master Repair Services and Spare Parts Supply Agreement between Borrower and PC Service Source, Inc.

               "PERMITTED LIENS" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests of Fidelity as permitted in the Intercreditor Agreement; and (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.11, and so long as the security interest or lien only secures the purchase price of the asset.

               "PLAN" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

               "PROHIBITED TRANSACTION" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

               "REFERENCE RATE" means the highest of the variable rates of interest, per annum, most recently announced by (i) Bank of America, N.T.& S.A., San Francisco, California, (ii) Mellon Bank, N.A., Pittsburgh, Pennsylvania, and
(iii) Citibank, N.A., New York, New York, or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate", as the case may be, whether or not such announced rate is the best rate available from such financial institution.

               "REPORTABLE EVENT" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

               "TANGIBLE NET WORTH" means, as of the date the determination thereof is to be made, Borrower's total stockholder's equity (deficit), MINUS the intangible assets of Borrower.

               1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

               1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

               1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, and to the singular include the plural. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section, subsection, clause, and exhibit references are to this Agreement unless otherwise specified.

               1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.


2.             LOAN AND TERMS OF PAYMENT

               2.1         REVOLVING ADVANCES.

               (a) Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the lesser of:

                      (i) the sum of (A) the Borrowing Base and (B) until January 15, 1995, an overadvance of up to One Million Dollars ($1,000,000) which shall be reduced by the amount of all proceeds received by Foothill from the sale of Borrower's Inventory (including proceeds from sales received with respect to the PCS Escrow Agreement) (the "Overadvance"); and

                      (ii)      the Maximum Amount.

For purposes of this Agreement "Borrowing Base" shall mean an amount equal to the following amounts for the following periods:

                                                    PERCENTAGE OF
            DATE                                  ELIGIBLE ACCOUNTS

(i)         The date of this Agreement                    80%
            through December 31, 1994

(ii)        January 1, 1995 through                       79%
            January 10, 1995

(iii)       January 11, 1995 through                      78%
            January 17, 1995

(iv)        January 18, 1995 through                      77%
            January 24, 1995

(v)         January 25, 1995 through                      76%
            February 7, 1995

(vi)        February 8, 1995 through                      75%
            February 14, 1995
                                       9

(vii)       February 15, 1995 through                     74%
            February 21, 1995

(viii)      February 22, 1995 through                     73%
            March 7, 1995

(ix)        March 8, 1995 through                         72%
            March 14, 1995

(x)         March 15, 1995 through                        71%
            March 21, 1995

(xi)        March 22, 1995 through                        70%
            December 31, 1995

               (b) Notwithstanding anything to the contrary in subparagraphs (a) and (b) above, Foothill may reduce its advance rates upon an Event of Default.

               (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

               (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if in Foothill's discretion such advances are necessary to meet Obligations. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. The proceeds of the advances made under this
Section 2.1 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes, and capital expenditures permitted by Section
7.11 hereof. Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement so long as no Event of Default has occurred and is continuing.

               2.2 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than either the dollar or percentage limitations set forth in Section 2.1 Borrower shall pay to Foothill, in cash, the amount of such excess.

               2.3         INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

               (a) INTEREST RATE. All Obligations shall bear interest, on the average Daily Balance, at a rate of four and one-half (4.5) percentage points above the Reference Rate.

               (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to six and one- half (6.5) percentage points above the Reference Rate.

               (c) ALTERNATIVE INTEREST RATE. Notwithstanding the provisions of
Section 2.3, if at any time the applicable interest rate shall exceed the Maximum Rate and thereafter the applicable interest rate shall become less than the Maximum Rate, the rate of interest payable hereunder shall, at the option of Foothill, be the Maximum Rate until the total interest paid by Borrower equals the amount which would have been paid but for the applicable interest rate having been in excess of the Maximum Rate. If at maturity of final payment of the Obligations the total amount of interest paid or accrued on the Obligations under the provisions of Section 2.3 is less than the total amount of interest which would have accrued if the applicable interest rate had at all times been in effect, then Borrower to the fullest extent permitted by law, shall pay to Lender an amount equal to the difference between (a) the amount of interest which would have accrued on the Obligations if the Maximum Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the provisions of Section 2.3.

               (d) INTEREST SAVINGS. It is the intention of the parties hereto to conform strictly to all usury laws applicable to this transaction. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America or any jurisdiction whose laws may be mandatorily applicable notwithstanding the other provisions of this Agreement), then, notwithstanding anything to the contrary in this Agreement or in any other instrument or agreement entered into in connection herewith, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged, or received under this Agreement or under any other instruments or agreements or otherwise in connection herewith shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited on the principal amount of the Obligations (or, if the principal amount of the Obligations shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of the Obligations is accelerated for any reason under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal amount of the Obligations (or, if the principal amount of the Obligations shall have been repaid in full, refunded to Borrower). In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to Foothill, under any specific contingency, exceeds the highest lawful rate, Borrower and Foothill shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law and/or (iv) allocate interest between portions of such indebtedness, so that no such portion shall bear interest at a rate greater than that permitted by applicable law.

               (e) PAYMENTS. Interest hereunder shall be due and payable on the first Business Day of each calendar month during the term hereof. Foothill shall, at its option, charge such interest, all Foothill Expenses, and all installments due under any note to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Borrower shall pay Foothill all proceeds of Inventory which shall reduce the Overadvance referenced in Section 2.1(a) until such time as the outstanding balance of such Overadvance has been fully paid, but in any event, all amounts owing under Section 2.1(a) shall be paid on or before January 17, 1995.

               (f) COMPUTATION. The Reference Rate as of this date is eight and one-half percent (8.5%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               2.4 CREDITING PAYMENTS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill shall be immediately applied to conditionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. For interest calculation purposes, all checks, wire transfers, or other items of payment to Foothill shall be deemed to have been paid to Foothill two (2) Business Day(s) after the date Foothill actually receives such wire transfer of immediately available federal funds, or two (2) Business Day(s) after Foothill actually receives possession of such check or other item of payment. This calculation shall apply irrespective of Borrower's Obligations to Foothill. Should such check or item of payment not be honored when presented for payment, then, Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment received by Foothill after 11:00 a.m. Los Angeles time shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

               2.5 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

               2.6 FEES. Borrower shall pay to Foothill the following fees:

               (a) CLOSING FEE. The following amounts, each of which shall be fully earned when paid:

                    (i) Twenty-Five Thousand Dollars ($25,000) payable on the Closing Date;

                    (ii) Twenty-Five Thousand Dollars ($25,000) on April 1, 1995; and

                    (iii)   Twenty-Five Thousand Dollars ($25,000) on July 1,
                            1995;

PROVIDED, HOWEVER, that in the event all Obligations of Borrower are paid in full and this Agreement is terminated prior to any of the dates set forth in clauses (ii) or (iii) above for the payment of any installment of the fees pursuant to this Section 2.6(a), no payment of such installment of fees shall be due and owing.

               (b) UNUSED LINE FEE. On the first Business Day of each calendar month during the term of this Agreement, a fee in an amount equal to one-half of one percent (0.5%) per annum times the Average Unused Portion of the Maximum Amount;

               (c) FINANCIAL EXAMINATION, DOCUMENTATION AND APPRAISAL FEES. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Dollars ($1,000) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review.


3.             CONDITIONS TO EFFECTIVENESS; TERM OF AGREEMENT

               3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Foothill to be obligated hereunder is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date.

                    (a) the Closing Date shall occur on or before December 10, 1994;

                    (b) receipt from Borrower or Fidelity on account of Borrower of the difference between the Obligations owing to Foothill on the Closing Date and the amount which Borrower has available to borrow under Section 2.1(a) of this Agreement;

                    (c) confirmation that Borrower has completed its obligations under the Reorganization Plan and Order which are required to be completed on or before the effective date of the Reorganization Plan pursuant to Article VIII of the Reorganization Plan;

                    (d) the execution of a loan and security agreement, and any other documents required to be executed in connection therewith, by and between Borrower and Fidelity pursuant to which financing will be provided by Fidelity to Foothill in an amount not to exceed Six Million Dollars ($6,000,000);

                    (e) the execution of an Intercreditor Agreement among Foothill, Borrower and Fidelity; and

                    (f) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

               3.2 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on December 31, 1995. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence of an Event of Default.

               3.3 EFFECT OF TERMINATION. On the date of termination, all Obligations shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interest in the Collateral shall remain in effect until all Obligations have been fully discharged and Foothill's obligation to provide advances hereunder is terminated.

               3.4 EARLY TERMINATION BY BORROWER. Borrower has the option to terminate this Agreement by paying to Foothill, in cash, the Obligations.


4.             CREATION OF SECURITY INTEREST

               4.1 GRANT OF SECURITY INTEREST. Borrower hereby reaffirms its prior grants and grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interest in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower.

               4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

               4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. Foothill, Borrower, and a bank that is acceptable to Foothill have heretofore entered into a
                                       14

lockbox agreement, in form and substance satisfactory to Foothill in its sole discretion pursuant to which all of Borrower's cash receipts, checks, and other items of payment will be forwarded to Foothill on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment that it receives on account of the Accounts, General Intangibles, or Negotiable Collateral and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

               4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower has executed and delivered to Foothill (and hereby reaffirms), prior to or concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of Foothill, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

               4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) sign the name of Borrower on any of the documents described in
Section 4.4 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfected Foothill's security interest in the Collateral; (b) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and promptly forward all other mail and copies of all mail retained to Borrower; (f) at any time that an Event of Default has occurred or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and
(g) at any time that an Event of Default has occurred or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Foothill's obligation to provide advances hereunder is terminated.

                                       15

               4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.


5.             REPRESENTATIONS AND WARRANTIES

               Borrower represents and warrants as follows:

               5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens.

               5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, and at all times, hereafter shall be, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property or services giving rise to such Eligible Accounts has been delivered to or performed for the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not, and at all times hereafter, shall not have, received notice of actual or imminent bankruptcy, insolvency, or financial embarrassment of any Account Debtor at the time an Account due from such Account Debtor is created.

               5.3 LOCATION OF INVENTORY AND EQUIPMENT. Except for items being repaired in the ordinary course of Borrower's business, the Inventory and Equipment are not now and shall not at any time hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent. Until Foothill shall have given its written consent, Borrower shall keep the Inventory and Equipment only at the locations set forth on Schedule 5.4 attached hereto.

               5.4 LOCATION OF CHIEF EXECUTIVE OFFICE. The chief executive office of Borrower is located at the address indicated in the first paragraph of this Agreement and Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate such chief executive office.

               5.5 DUE ORGANIZATION AND QUALIFICATION. Borrower is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

               5.6 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly
                                       16

authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

               5.7 LITIGATION. Except as set forth on Schedule 5.7 attached hereto, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which the Borrower is the plaintiff. If any of the foregoing arises during the term of this Agreement, Borrower shall promptly notify Foothill in writing.

               5.8 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower or any guarantor of the Obligations that have been or may hereafter be delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower or any guarantor since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

               5.9 SOLVENCY. Borrower is able to pay all of its debts (including trade debts and contingent liabilities) as they become due.

               5.10 ERISA. The Intelogic Trace, Inc. Retirement Income Plan (the "Intelogic Plan") was terminated by the Pension Benefit Guaranty Corporation effective as of November 21, 1994, as disclosed on Schedule 5.10 attached hereto. Except for the Intelogic Plan, neither the Borrower nor any ERISA Affiliate maintains or contributes to any pension plan subject to Title IV of ERISA. The Borrower and its ERISA Affiliates are in material compliance with the provisions of ERISA and the qualification requirements of Section 401(a) of the IRC and any regulations thereunder with respect to any Plan intended to constitute a qualified plan under Section 401(a) of the IRC. No Prohibited Transaction has occurred with respect to a Plan. Except with respect to the Intelogic Plan, Borrower and its ERISA Affiliates have made all contributions required to be made by them to any Plan when due.

               5.11 ENVIRONMENTAL CONDITION. Except as to cleaning material and solutions and packing materials used or repaired in Borrower's ordinary course of business, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment.

               5.12 PATENTS, COPYRIGHTS AND TRADEMARKS. Except as set forth on
Schedule 5.12 attached hereto, Borrower has no registered trademarks or copyrights and has not applied for or been issued any patents by any governmental authority or instrumentality hereof.

               5.13 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower shall now or hereinafter give, or cause to be given, to Foothill.

               5.14 PRIOR AGREEMENTS. Except as modified by this Agreement, the GLSA and DIP Loan are valid, binding and enforceable agreements in accordance with their respective terms and are reaffirmed in full.


               5.15 BANKRUPTCY MATTERS. The Reorganization Plan and Order are final and non-appealable.


6.             AFFIRMATIVE COVENANTS

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

               6.1 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower shall also keep proper books of account showing all sales and claims.

               6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft and no later than the thirtieth (30th) day of each month during the term of this Agreement, a certificate signed by Borrower's chief financial officer or corporate treasurer calculating the Adjusted Service Value (see Schedule 6.2 attached hereto). Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with a copy to Foothill upon Foothill's request and, at such time as either an event of default has occurred or Foothill determines that a material impairment of the prospect of repayment of any portion of the Obligations or of the value of priority of

Foothill's security interest in the Collateral has occurred or is imminently likely to occur at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time reasonably require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

               6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interest or other rights in and to the Accounts.

               6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty
(30) days after the end of each fiscal month, except the third month of each fiscal quarter within forty-five (45) days after the end of each fiscal month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and such accountants' opinion letter to management. Borrower shall have issued written instructions to its independent certified public accountants, authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. If Borrower is a parent company of one or more subsidiaries, or affiliates, or is a subsidiary or affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

               Together with the above, Borrower shall also deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

               Each month, Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fully and fairly present the financial condition of Borrower; (b) Borrower is in timely compliance with all representations, warranties, and covenants hereunder; and (c) on the date of delivery of such certificate to Foothill there does not exist any condition or event which constitutes an Event of Default.

               Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

               6.5 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

               6.6 RETURNS AND ALLOWANCES. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.

               6.7 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair, and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

               6.8 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, State, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., State disability, and local, State, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

               6.9         INSURANCE.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill and Fidelity as co-loss payees thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor or certificates evidencing the same. All proceeds payable under any such policy shall be payable to Foothill and Fidelity to be applied on account of the Obligations.

               6.10 FOOTHILL EXPENSES. Borrower shall immediately and without demand reimburse Foothill for all sums expended by Foothill which constitute Foothill Expenses and Borrower hereby authorizes and approves all advances and payments by Foothill for items constituting Foothill Expenses.

               6.11        FINANCIAL COVENANTS.  Borrower shall maintain:

               (a) CURRENT RATIO. An amount equal to seventy-five percent (75%) of the ratio of Borrower's current assets divided by Borrower's current liabilities based on the amount of Borrower's current assets and current liabilities indicated on the balance sheet which shall be prepared in connection with the Case to indicate Borrower's financial condition on the effective date of the Reorganization Plan, measured on a monthly basis.

               (b) TANGIBLE NET WORTH. A Tangible Net Worth at all times which shall not decrease by an amount in excess of Five Hundred Thousand Dollars ($500,000) from the Tangible Net Worth calculated using the amounts indicated on the balance sheet which shall be prepared in connection with the Case to indicate Borrower's financial condition as of the effective date of the Reorganization Plan, measured on a monthly basis.

               (c) EBITDA. Borrower shall achieve and EBITDA of not less than One Hundred Fifty Thousand Dollars ($150,000) per fiscal quarter.

               6.12 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, State or local taxes.


7.             NEGATIVE COVENANTS

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

               7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
                                       21

                    (a)     Indebtedness evidenced by this Agreement;

                    (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                    (c)     Indebtedness secured by Permitted Liens; and

                    (d) refinancing, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section
                            7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancing, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancing, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, and (iii) such refinancing, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended.

               7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Permitted Liens that are continued or renewed as permitted under Section 7.1(d)).

               7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Except as contemplated by the Reorganization Plan, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the assets, stock, or other evidence of beneficial ownership of any person or entity.

               7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including, but not limited to, the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's assets (other than sales of Inventory in the ordinary and usual course of Borrower's business as currently conducted or as approved by Foothill prior to such sale), or the making of any advance or loan except in the ordinary course of business as currently conducted.

               7.5 CHANGE NAME. Change Borrower's name, business structure, or identity, or add any new fictitious name.

               7.6 MERGE, ACQUIRE. Acquire, merge, or consolidate with or into any other business organization.
                                       22

               7.7 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

               7.8 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

               7.9 PREPAYMENTS. Except as permitted by the Intercreditor Agreement, prepay any Indebtedness owing to any third party.

               7.10 CHANGE OF CONTROL. Except such Change of Control as is contemplated by Borrower's Reorganization Plan and Order, cause, permit, or suffer any Change of Control.

               7.11 CAPITAL EXPENDITURES. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal property or replacement Equipment subject to a purchase money security interest, trust deed or lease, in excess of One Hundred Thousand Dollars ($100,000) for any individual transaction or where the aggregate amount of such transactions, in any fiscal year, is in excess of Five Hundred Thousand Dollars ($500,000).

               7.12 DISTRIBUTIONS. Except as contemplated by the Reorganization Plan, make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

               7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

               7.14 INVESTMENTS. Directly or indirectly make or own any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any corporation, association, person, or entity; PROVIDED, HOWEVER, that after the Closing Date, Borrower may continue to own any beneficial interest in (including stock, partnership interest, or other securities of) any corporation, association, person, or entity which was owned by Borrower as of the Closing Date.

               7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any person or entity controlling, controlled by, or
                                       23

under common control (whether by contract, ownership of voting securities, or otherwise) with Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, and that are fully disclosed to Foothill and no less favorable to Borrower than would be obtained in arm's length transaction with a non-affiliated person or entity.

               7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

               7.17 COMPENSATION. Increase total maximum compensation to officers, directors, employees, and other relevant individuals by more than fifteen percent (15%) per annum.


8.             EVENTS OF DEFAULT

               Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

               8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, taxes, reimbursement of Foothill Expenses, or otherwise);

               8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, under the Reorganization Plan and Order or in any other present or future agreement between Borrower and Foothill;

               8.3 If there is material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

               8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any Judicial Officer or Assignee;

               8.5 If an Insolvency Proceeding is commenced by Borrower;

               8.6 If an Insolvency Proceeding is commenced against Borrower and remains undismissed for twenty (20) days (during which time Foothill shall have no obligations to make advances to Borrower hereunder);

               8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
                                       24

               8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

               8.9 If a judgment or other claim becomes a lien or encumbrance;

               8.10 If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of Borrower's Indebtedness thereunder;

               8.11 If Borrower makes any payment on account of Indebtedness that has been subordinated to the Obligations except to the extent such payment is allowed under any subordination agreement entered into with Foothill;

               8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

               8.13 If the obligation of any guarantor or other third party under any loan document is limited or terminated by operation of law or by the guarantor or other third party thereunder, or any guarantor or other third party becomes the subject of an Insolvency Proceeding;

               8.14 If a Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; if any lien upon the assets of Borrower in connection with any Plan shall arise; if Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan or Multiple Employer Plan of which Borrower or such ERISA Affiliate was a substantial employer, and such withdrawal could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower; if Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; if Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or upon the voluntary or involuntary termination of any Plan which termination could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower; or Borrower shall fail to notify Foothill promptly and in any event within ten (10) days of the occurrence of any event that constitutes an Event of Default under this clause or would constitute such an Event of Default upon the exercise of Foothill's judgment; and

               8.15 If any writing, document, aging, certificate or other evidence of the Accounts or Inventory shall be materially incomplete, incorrect, or misleading at the time the same is furnished to Foothill.

                                       25

9.             FOOTHILL'S RIGHTS AND REMEDIES

               9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interest in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (f) Without notice to Borrower (such notice being expressly waived) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in
                                       26

completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (i) Foothill shall give notice of the disposition of the Collateral as follows:

                           (1) Foothill shall give Borrower and each holder of a
               security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                           (2) The notice shall be personally delivered or
               mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                           (3) If the sale is to be a public sale, Foothill also
               shall give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (j) Foothill may credit bid and purchase at any public sale; and

               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, by Foothill to Borrower.

               9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

                                       27

10.            TAXES AND EXPENSES REGARDING THE COLLATERAL

               If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


11.            WAIVERS; INDEMNIFICATION

               11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

               11.2 FOOTHILL'S LIABILITY FOR INVENTORY OR EQUIPMENT. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

               11.3 INDEMNIFICATION. Borrower agrees to indemnify Foothill and its officers, employees, and agents and hold Foothill harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party, and (b) all losses in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to transactions with Borrower whether under this Agreement, or otherwise. This provision shall survive the termination of this Agreement.

12.            NOTICES
                                       28

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection therewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its addresses set forth below:

 If to Borrower:              INTELOGIC TRACE, INC.
                              Turtle Creek Tower I
                              8415 Datapoint Drive
                              San Antonio, Texas 78229-8480
                              Attention: Chief Executive Officer


If to Foothill:               FOOTHILL CAPITAL CORPORATION
                              11111 Santa Monica Boulevard
                              Suite 1500
                              Los Angeles, California 90025-3333
                              Attn: Business Finance Division Manager

               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) calendar days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.


13.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

               THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE

                                       29

TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


14.            DESTRUCTION OF BORROWER'S DOCUMENTS

               All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.            GENERAL PROVISIONS

               15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

               15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection therewith, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third party, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

               15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

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               15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

               15.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

               15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be improper under any state or federal law relating to creditors' rights, including, without limitation, provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required to repay or restore, and as to all reasonable costs, expenses and attorneys' fees of Foothill related thereto, the liability of Borrower or such guarantor shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

               15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified, or qualified by any other agreement, oral or written, whether before or after the date hereof.
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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at San Antonio, Texas.

                             INTELOGIC TRACE, INC.,
                             a New York corporation
                             ("Borrower")
                             By:  MIKE R. ELLIS
                             Its: Vice President

Accepted and effective this _____ day of December, 1994.

                             FOOTHILL CAPITAL CORPORATION,
                             a California corporation
                             ("Foothill")

                             By:  Mike Fishman
                             Its: Vice President

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